Exhibit 2.52

SECURITY AGREEMENT

JOINDER AGREEMENT

Gibson (U.S.) Holdco Corp.

1700, 440 — 2nd Avenue S.W.

Calgary, AB  T2P 5E9

June 14, 2010

BNY Trust Company of Canada

Suite 1101, 4 King Street West

Toronto, ON  M5H 1B6

Ladies and Gentlemen:

Reference is made to the Security Agreement-Subsidiary Guarantors (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of May 27, 2009 made by Moose Jaw Refinery Partnership, Moose Jaw Refinery ULC, CanWest Propane Partnership, CanWest Propane ULC, MP Energy Partnership, MP Energy ULC, Gibson Energy Partnership, GEP ULC, Link Petroleum Services Ltd., Chief Hauling Contractors ULC, Gibson GCC Inc., Link Petroleum, Inc., Gibson Energy (U.S.) Inc., Battle River Terminal GP Inc., Battle River Terminal LP, Bridge Creek Trucking Ltd., Johnstone Tank Trucking Ltd., Aarcam Propane & Construction Heat Ltd., and Gibson (U.S.) Acquisitionco Corp. (each an “Obligor” and together the “Obligors”) in favour of BNY Trust Company of Canada, as collateral agent (in such capacity and together with any successors and permitted assigns in such capacity, the “Collateral Agent”).

This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, Gibson (U.S.) Holdco Corp. (the “New Obligor”), pursuant to Section 5.11 of the Security Agreement.  The New Obligor hereby agrees to be bound as an Obligor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory Obligor to the Security Agreement on the date of the Security Agreement. Without limiting the generality of the foregoing, the New Obligor grants to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in, and assigns, mortgages, charges, hypothecates and pledges to the Collateral Agent, for the benefit of the Secured Creditors, substantially all of the property of such New Obligor of the type and description set forth in Section 2.1 of the Security Agreement whether now owned or hereafter acquired. The New Obligor also expressly assumes all obligations and liabilities of an Obligor thereunder. The New Obligor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Obligors contained in the Security Agreement.

Notwithstanding anything herein or the Security Agreement, this Joinder Agreement and the obligations of the undersigned arising hereunder shall be subject in all respects to the terms of the First Amending Agreement to the Security Agreement dated May 13, 2010 (the “First Amending Agreement”).  Without limiting the generality of the foregoing, the grant of security interest, assignment, mortgage, charge, hypothecation and pledge referred to herein shall not extend to, and the property subject thereto shall not include, any interest of the undersigned in U.S. Finco Preferred Shares (as defined in the First Amending Agreement).

Annexed hereto are supplements to each of the schedules to the Perfection Certificate, as applicable, with respect to the New Obligor. Such supplements shall be deemed to be part of the Security Agreement.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

This Joinder Agreement will be governed by, interpreted and enforced in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF, the New Obligor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

GIBSON (U.S.) HOLDCO CORP.

By:	/s/ Richard G. Taylor
Name: Richard G. Taylor
Title: Executive Vice President, Finance & C.F.O.

Accepted and Agreed:

BNY TRUST COMPANY OF CANADA, AS COLLATERAL AGENT

By:	/s/ Farhan Mir
Name: Farhan Mir
Title: Authorized Signatory

By:
Name:
Title: